Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Independent Auditor's Report

To the Board of Directors of Assured Guaranty Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years for the period ended December 31, 2014.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years for the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 1, 2015

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,945 and $1,996)	$2,055	$2,023
Short-term investments, at fair value	98	71
Other invested assets	1	42
Equity method investments in affiliates	354	308
Total investment portfolio	2,508	2,444
Cash	26	28
Premiums receivable, net of commissions payable	214	210
Ceded unearned premium reserve	507	546
Reinsurance recoverable on unpaid losses	205	105
Salvage and subrogation recoverable	14	28
Credit derivative assets	184	362
Deferred tax asset, net	133	341
Current income tax receivable	—	47
Financial guaranty variable interest entities’ assets, at fair value	579	874
Other assets	163	165
Total assets	$4,533	$5,150
Liabilities and shareholder’s equity
Unearned premium reserve	$900	$984
Loss and loss adjustment expense reserve	294	156
Reinsurance balances payable, net	87	85
Note payable to affiliate	300	300
Credit derivative liabilities	677	1,461
Current income tax payable	40	—
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	448	514
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	28	395
Other liabilities	190	181
Total liabilities	2,964	4,076
Commitments and contingencies (See Note 17)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,042	1,041
Retained earnings	435	5
Accumulated other comprehensive income, net of tax of $34 and $8	77	13
Total shareholder’s equity	1,569	1,074
Total liabilities and shareholder’s equity	$4,533	$5,150

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2014	2013	2012
Revenues
Net earned premiums	$52	$73	$98
Net investment income	73	84	100
Net realized investment gains (losses):
Other-than-temporary impairment losses	(3)	(11)	(37)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	8	(26)
Net impairment loss	(3)	(19)	(11)
Other net realized investment gains (losses)	3	69	5
Net realized investment gains (losses)	0	50	(6)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(1)	(85)	(98)
Net unrealized gains (losses)	608	51	(400)
Net change in fair value of credit derivatives	607	(34)	(498)
Fair value gains (losses) on committed capital securities	(7)	4	(10)
Fair value gains (losses) on financial guaranty variable interest entities	21	3	94
Other income (loss)	11	1	(1)
Total revenues	757	181	(223)
Expenses
Loss and loss adjustment expenses	(22)	(56)	46
Amortization of deferred ceding commissions	(1)	(3)	3
Interest expense	15	15	15
Other operating expenses	63	69	69
Total expenses	55	25	133
Income (loss) before income taxes and equity in net earnings of investee	702	156	(356)
Provision (benefit) for income taxes
Current	65	(46)	37
Deferred	170	93	(178)
Total provision (benefit) for income taxes	235	47	(141)
Equity in net earnings of investee	32	19	—
Net income (loss)	$499	$128	$(215)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$499	$128	$(215)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $24, $(42) and $23	60	(75)	44
Investments with other-than-temporary impairment, net of tax provision (benefit) of $5, $(2), and $(7)	9	(5)	(14)
Unrealized holding gains (losses) arising during the period, net of tax	69	(80)	30
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $0, $10 and $(2)	(1)	20	(4)
Change in net unrealized gains on investments	70	(100)	34
Change in cumulative translation adjustment, net of tax provision (benefit) of $(3), $3 and $1	(6)	2	3
Other comprehensive income (loss)	64	(98)	37
Comprehensive income (loss)	$563	$30	$(178)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2014, 2013 and 2012

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2011	$—	$15	$1,037	$214	$74	$1,340
Net loss	—	—	—	(215)	—	(215)
Dividends	—	—	—	(55)	—	(55)
Other comprehensive income	—	—	—	—	37	37
Balance at December 31, 2012	—	15	1,037	(56)	111	1,107
Net income	—	—	—	128	—	128
Dividends	—	—	—	(67)	—	(67)
Capital contribution	—	—	4	—	—	4
Other comprehensive loss	—	—	—	—	(98)	(98)
Balance at December 31, 2013	—	15	1,041	5	13	1,074
Net income	—	—	—	499	—	499
Dividends	—	—	—	(69)	—	(69)
Other comprehensive income	—	—	—	—	64	64
Other	—	—	1	—	—	1
Balance at December 31, 2014	$—	$15	$1,042	$435	$77	$1,569

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2014	2013	2012
Operating activities:
Net income (loss)	$499	$128	$(215)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Non-cash interest and operating expenses	1	1	1
Net amortization of premium (discount) on investments	(2)	2	8
Provision (benefit) for deferred income taxes	170	93	(178)
Net realized investment losses (gains)	0	(50)	6
Net unrealized losses (gains) on credit derivatives	(608)	(51)	400
Fair value loss (gain) on committed capital securities	7	(4)	10
Equity in net earnings of investee	(32)	(19)	—
Change in deferred ceding commissions, net	3	(8)	11
Change in premiums receivable, net of premiums payable and commissions	1	33	0
Change in ceded unearned premium reserve	37	62	(5)
Change in unearned premium reserve	(82)	(141)	(58)
Change in loss and loss adjustment expense reserve, net (Refer to Note 7, Financial Guaranty Insurance Losses)	51	(73)	(38)
Change in current income tax	100	(83)	50
Change in financial guaranty variable interest entities' assets and liabilities, net	(23)	9	4
(Purchases) sales of trading securities, net	41	(19)	(23)
Other	13	34	(55)
Net cash flows provided by (used in) operating activities	176	(86)	(82)
Investing activities
Fixed-maturity securities:
Purchases	(422)	(359)	(313)
Sales	80	269	160
Maturities	240	160	224
Net sales (purchases) of short-term investments	(27)	59	25
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	47	76	77
Repayment of notes receivable from affiliate	5	14	56
Proceeds from sale of third party surplus notes	—	32	—
Other	(1)	(1)	—
Net cash flows provided by (used in) investing activities	(78)	250	229
Financing activities
Dividends paid	(69)	(67)	(55)
Net paydowns of financial guaranty variable interest entities’ liabilities	(30)	(86)	(107)
Net cash flows provided by (used in) financing activities	(99)	(153)	(162)
Effect of foreign exchange rate changes	(1)	0	1
Increase (decrease) in cash	(2)	11	(14)
Cash at beginning of period	28	17	31
Cash at end of period	$26	$28	$17
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(17)	$38	$(1)
Interest	$15	$15	$15
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.     AGC's principal subsidiaries and its ownership interest are listed below:

•	100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in 2010, and

•
39.3% of the outstanding shares of Municipal Assurance Holdings Inc. ("MAC Holdings"), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the U.K., and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

On December 22, 2014, AGC entered into a stock purchase agreement with Radian Guaranty Inc. pursuant to which it agreed to acquire all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (“Radian Asset”). On April 1, 2015, AGC consummated the acquisition of Radian Asset and merged Radian Asset with and into

AGC, with AGC as the surviving company of the merger. The cash purchase price of $804.5 million paid by AGC to Radian Guaranty Inc. reflected certain adjustments for corporate overhead and interest payment expenses. AGC paid the purchase price out of available funds and from the proceeds of a $200 million note from its parent Assured Guaranty US Holdings Inc. The note is due within 30 days of March 30, 2015 and accrues interest at a rate per annum linked to a published commercial paper rate. In connection with the acquisition, AGC has acquired Radian Asset’s entire insured portfolio, the net par outstanding of which as of February 28, 2015 was approximately $13.9 billion on a statutory basis. As of December 31, 2014, Radian Asset’s qualified statutory capital was approximately $1.3 billion.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are recorded in other comprehensive income (loss) ("OCI"). Gains and losses relating to transactions in foreign denominations where the functional currency is the U.S. dollar, are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance, Credit Derivatives and FG VIE contracts)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives	Note 9
Variable interest entities	Note 10
Investments and Cash	Note 11
Income Taxes	Note 14
Employee benefit plans	Note 19

2.	Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AGC and AGUK, or changed the outlook on such ratings. The rating agencies' most recent actions and proposals related to AGC and its subsidiaries are:

•	On March 18, 2014, S&P upgraded the financial strength ratings of AGC and AGUK to AA (stable outlook) from AA- (stable outlook); it affirmed such ratings in a credit analysis issued on July 2, 2014.

•	On July 2, 2014, Moody's affirmed the A3 ratings of AGC and AGUK but changed the outlook to negative.

•
On January 20, 2015, Moody's adopted changes to its credit methodology for financial guaranty insurance companies, and on February 18, 2015 Moody's published a credit opinion maintaining its existing ratings of AGL and its subsidiaries under that new methodology.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of the Company's insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 7, Financial Guaranty Insurance Losses

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 15, Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, or in the case of restructurings of troubled credits, the Company may underwrite new issuances that one or more of the rating agencies may rate below-investment-grade ("BIG") as part of its loss mitigation strategy. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, maintains rigorous subordination or collateralization requirements. Reinsurance is utilized in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including variable interest entities ("VIEs"), and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 10, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers of the Company, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 6, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculated present value using a discount rate of 4.5% as of December 31, 2014 and 5% as of December 31, 2013. (A risk-free curve rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the insured portfolio reflect the Company's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Public finance	$121,238	$134,202	$51,064	$57,054
Structured finance	24,454	35,567	16,860	25,697
Total financial guaranty	$145,692	$169,769	$67,924	$82,751

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$59	0.2%	$—	—%	$5,090	39.9%	$1,571	51.8%	$6,720	14.6%
AA	3,803	13.7	1,409	58.7	1,928	15.1	118	3.9	7,258	15.8
A	16,608	59.8	250	10.4	1,747	13.7	59	1.9	18,664	40.6
BBB	5,368	19.3	599	25.0	797	6.2	1,137	37.5	7,901	17.2
BIG	1,955	7.0	141	5.9	3,204	25.1	149	4.9	5,449	11.8
Total net par outstanding(1)	$27,793	100.0%	$2,399	100.0%	$12,766	100.0%	$3,034	100.0%	$45,992	100.0%
_____________________

(1)	Excludes $415 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily in the BIG category.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$95	0.3%	$211	7.5%	$9,449	48.3%	$3,036	66.7%	$12,791	22.2%
AA	4,287	14.0	287	10.2	2,566	13.0	142	3.1	7,282	12.6
A	18,501	60.2	1,199	42.7	776	4.0	162	3.6	20,638	35.8
BBB	5,399	17.6	951	33.9	2,132	10.9	981	21.5	9,463	16.4
BIG	2,432	7.9	160	5.7	4,650	23.8	232	5.1	7,474	13.0
Total net par outstanding(1)	$30,714	100.0%	$2,808	100.0%	$19,573	100.0%	$4,553	100.0%	$57,648	100.0%
_____________________

(1)	Excludes $359 million of loss mitigation securities insured and held by the Company as of December 31, 2013, which are primarily in the BIG category.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013
	(dollars in millions)
Public finance:
U.S.:
General obligation	$27,779	$30,700	$20,321	$22,166	$7,458	$8,534
Tax backed	12,477	13,516	6,743	7,237	5,734	6,279
Transportation	7,000	7,347	2,708	2,904	4,292	4,443
Municipal utilities	9,225	10,180	5,863	6,354	3,362	3,826
Healthcare	4,758	5,486	1,607	1,811	3,151	3,675
Higher education	3,982	4,233	2,402	2,589	1,580	1,644
Infrastructure finance	1,462	1,466	472	473	990	993
Investor-owned utilities	438	475	45	50	393	425
Housing	216	109	136	34	80	75
Other public finance—U.S.	1,894	2,044	1,141	1,224	753	820
Total public finance—U.S.	69,231	75,556	41,438	44,842	27,793	30,714
Non-U.S.:
Pooled infrastructure	2,565	2,754	1,428	1,610	1,137	1,144
Infrastructure finance	954	1,446	349	481	605	965
Regulated utilities	1,268	1,336	678	710	590	626
Other public finance—non-U.S.	103	111	36	38	67	73
Total public finance—non-U.S.	4,890	5,647	2,491	2,839	2,399	2,808
Total public finance	74,121	81,203	43,929	47,681	30,192	33,522
Structured finance:
U.S.:
Pooled corporate obligations	$7,274	$10,843	$1,755	$2,562	$5,519	$8,281
RMBS	4,271	7,451	1,022	1,752	3,249	5,699
Commercial mortgage-backed securities ("CMBS") and other commercial real estate related exposures	1,952	3,750	401	761	1,551	2,989
Consumer receivables	1,399	1,461	289	303	1,110	1,158
Insurance securitizations	3,073	2,523	2,212	1,832	861	691
Commercial receivables	467	718	145	213	322	505
Structured credit	63	63	9	9	54	54
Other structured finance—U.S.	346	480	246	284	100	196
Total structured finance—U.S.	18,845	27,289	6,079	7,716	12,766	19,573
Non-U.S.:
Pooled corporate obligations	3,064	5,256	879	1,443	2,185	3,813
Commercial receivables	760	884	210	249	550	635
RMBS	46	74	9	15	37	59
Structured credit	—	77	—	33	—	44
Other structured finance—non-U.S.	350	2	88	—	262	2
Total structured finance—non-U.S.	4,220	6,293	1,186	1,740	3,034	4,553
Total structured finance	23,065	33,582	7,265	9,456	15,800	24,126
Total net par outstanding	$97,186	$114,785	$51,194	$57,137	$45,992	$57,648

In addition to amounts shown in the tables above, at December 31, 2014, AGC had outstanding commitments to provide guaranties of $276 million for structured finance obligations and up to $124 million for public finance obligations. The commitments to provide guaranties of public finance obligations are commitments to provide guaranties of either the Company or Assured Guaranty Municipal Corp. ("AGM"), an affiliate of the Company, at the counterparty's choice. The expiration dates for the public finance commitments range between June 30, 2016 and February 25, 2017. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2014

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$5,626	$11,167	$16,793
5 to 10 years	5,627	2,158	7,785
10 to 15 years	5,575	921	6,496
15 to 20 years	5,115	631	5,746
20 years and above	8,249	923	9,172
Total net par outstanding	$30,192	$15,800	$45,992

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$46	$23	$206	$275	$297
Alt-A first lien	374	323	154	851	1,262
Option ARM	36	13	47	96	178
Subprime	93	132	143	368	1,206
Second lien U.S. RMBS:
Closed-end second lien	—	0	33	33	73
Home equity lines of credit (“HELOCs”)	229	2	0	231	233
Total U.S. RMBS	778	493	583	1,854	3,249
Trust preferred securities (“TruPS”)	781	—	254	1,035	3,211
Other structured finance	210	104	150	464	9,340
U.S. public finance	1,653	302	0	1,955	27,793
Non-U.S. public finance	139	2	—	141	2,399
Total	$3,561	$901	$987	$5,449	$45,992

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$37	$256	$21	$314	$342
Alt-A first lien	437	650	395	1,482	2,015
Option ARM	52	51	266	369	466
Subprime	213	154	137	504	2,518
Second lien U.S. RMBS:
Closed-end second lien	—	—	39	39	91
HELOCs	87	—	176	263	267
Total U.S. RMBS	826	1,111	1,034	2,971	5,699
TruPS	1,244	102	—	1,346	3,675
Other structured finance	302	113	150	565	14,752
U.S. public finance	2,084	273	75	2,432	30,714
Non-U.S. public finance	56	104	—	160	2,808
Total	$4,512	$1,703	$1,259	$7,474	$57,648

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,454	$1,107	$3,561	95	17	112
Category 2	470	431	901	41	14	55
Category 3	363	624	987	56	21	77
Total BIG	$3,287	$2,162	$5,449	192	52	244

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,978	$1,534	$4,512	92	17	109
Category 2	474	1,229	1,703	46	22	68
Category 3	593	666	1,259	60	19	79
Total BIG	$4,045	$3,429	$7,474	198	58	256
 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2014

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	421	$3,245	7.1%
Texas	560	2,907	6.3
Florida	172	2,621	5.7
New York	329	2,457	5.3
Pennsylvania	259	1,867	4.1
Illinois	300	1,584	3.4
Puerto Rico	17	1,390	3.0
New Jersey	150	1,171	2.5
Georgia	81	838	1.8
Louisiana	82	689	1.5
Other states and U.S. territories	1,617	9,024	19.7
Total U.S. public finance	3,988	27,793	60.4
U.S. Structured finance (multiple states)	519	12,766	27.8
Total U.S.	4,507	40,559	88.2
Non-U.S.:
United Kingdom	30	2,402	5.2
France	7	383	0.8
Australia	7	342	0.7
Germany	4	336	0.7
Netherlands	2	218	0.5
Other	27	1,752	3.9
Total non-U.S.	77	5,433	11.8
Total	4,584	$45,992	100.0%

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. Previously, the Company had included Ireland on this list but removed it during the third quarter of 2014 because of Ireland's strengthening economic performance and improving prospects; in 2014, Ireland's long-term foreign currency rating was upgraded one notch by S&P (to ‘A-’) and three notches by Moody’s (to ‘Baa1’). The Company’s net direct economic exposure to Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) aggregated to $3 million and $7 million, respectively, all of which was in Hungary and Spain and all of which was BIG.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $256 million to Selected European Countries (plus Greece) in transactions with $5.6 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $9 million across several highly rated pooled corporate obligations with net par outstanding of $574 million.

Exposure to Puerto Rico

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.4 billion net par, as of December 31, 2014, all of which is rated BIG; included in that amount are the obligations of Puerto Rico Highway and Transportation Authority (“PRHTA”) (transportation), Puerto Rico Electric Power Authority (“PREPA”), and PRHTA (highway).

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including PRHTA and PREPA. Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints, and disclosed PREPA had utilized approximately $42 million on deposit in its reserve account in order to pay debt service due on its bonds on July 1, 2014.

In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations; a preliminary business plan was released in December 2014. Subsequently, the parties extended these forbearance agreements from March 31, 2015 to April 15, 2015. Creditors, including AGM and AGC, are in discussions among themselves and with PREPA regarding potentially extending the forbearance agreements beyond April 15, 2015, but there can be no assurance that such discussions will result in such an extension.

Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico asserting the Recovery Act violates the U.S. Constitution. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void; on February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit. In addition, the Commonwealth's Resident Commissioner has introduced a bill to the U.S. Congress that, if passed, would enable the Commonwealth to authorize one or more of its public corporations to restructure their debts under chapter 9 of the U.S Bankruptcy Code if they were to become insolvent. The passage of the Recovery Act, its subsequent invalidation, and the introduction of legislation that would enable the Commonwealth to authorize chapter 9 protection for its public corporations have resulted in uncertainty among investors about the rights of creditors of the Commonwealth and its related authorities and public corporations.

Following the enactment of the Recovery Act, S&P, Moody’s and Fitch Ratings lowered the credit rating of the Commonwealth’s bonds and the ratings on certain of its public corporations. In February 2015, S&P and Moody’s and in March 2015, Fitch each again lowered the credit rating of the Commonwealth's bonds and the ratings on certain of its public corporations. The Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

In early 2015, Puerto Rico enacted legislation designed to stabilize PRHTA and improve the liquidity of the GDB. The legislation provides for certain tax revenues that would support PRHTA and require the transfer of certain liabilities and revenues from PHRTA to another authority, as well as allowing the transfer of the operations of poorly performing transit facilities to a new authority.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Subject to the Now Voided Recovery Act (1)	$1,237	$1,322	$2,486	$2,638
Not subject to the Now Voided Recovery Act	773	898	1,038	1,238
Total	$2,010	$2,220	$3,524	$3,876
 ____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the Federal Bankruptcy Code and is therefore void. On February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit.

The following table shows the Company’s exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Net Par Outstanding

	As of December 31, 2014		As of December 31, 2013
	Total	Internal Rating	Total	Internal Rating
	(in millions)
Exposures subject to the Now Voided Recovery Act:
PRHTA (Transportation revenue)	$392	BB-	$400	BB-
Puerto Rico Aqueduct and Sewer Authority	288	BB-	288	BB-
Puerto Rico Convention Center District Authority	87	BB-	93	BB-
PREPA	53	B-	81	BB-
PRHTA (Highway revenue)	24	BB	28	BB
Total	844		890

Exposures not subject to the Now Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	417	BB	480	BB
Puerto Rico Municipal Finance Agency	44	BB-	50	BB-
Puerto Rico Public Buildings Authority	41	BB	53	BB
GDB	33	BB	33	BB
Puerto Rico Infrastructure Finance Authority	10	BB-	10	BB-
University of Puerto Rico	1	BB-	1	BB-
Total	546		627
Total net exposure to Puerto Rico	$1,390		$1,517

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and BIG Net Debt Service Outstanding
As of December 31, 2014

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total
	(in millions)
2015	$23	$95	$118	$64	$123	$187
2016	24	69	93	66	91	157
2017	4	48	52	45	69	114
2018	12	38	50	53	54	107
2019	8	34	42	47	50	97
2020	4	89	93	43	101	144
2021	4	27	31	44	36	80
2022	1	19	20	41	26	67
2023	2	14	16	41	21	62
2024	1	1	2	40	6	46
2025 - 2029	180	72	252	355	96	451
2030 - 2034	140	23	163	282	32	314
2035 - 2039	217	11	228	297	14	311
2040 - 2044	39	6	45	88	7	95
2045 - 2047	185	—	185	203	—	203
Total	$844	$546	$1,390	$1,709	$726	$2,435

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premium receivables comprise the present value of contractual or expected future premium collections discounted using a risk-free rate.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions, or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset.

When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Financial Guaranty Insurance Premiums

Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Scheduled net earned premiums	$36	$43	$65
Acceleration of net earned premiums	13	27	32
Accretion of discount on net premiums receivable	3	3	1
Net earned premiums(1)	$52	$73	$98
___________________

(1)
Excludes $1 million, $2 million and $2 million for the year ended December 31, 2014, 2013 and 2012, respectively, related to consolidated FG VIEs. The decline in net earned premiums in 2014 compared with 2013, and 2013 compared with 2012, was primarily due to cessions to MAC since July 1, 2013 and lower accelerations. See Note 12, Investment in MAC Holdings.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Beginning of period, December 31	$210	$250	$232
Gross premium written, net of commissions on assumed business	33	2	65
Gross premiums received, net of commissions on assumed business	(29)	(35)	(55)
Adjustments:
Changes in the expected term	(3)	(11)	5
Accretion of discount, net of commissions on assumed business	6	6	4
Foreign exchange translation	(2)	(2)	0
Consolidation/deconsolidation of FG VIEs	(1)	—	0
Other adjustments	—	—	(1)
End of period, December 31(1)	$214	$210	$250
___________________

(1)	Excludes $13 million, $12 million and $13 million as of December 31, 2014, 2013 and 2012, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 11% and 13% of installment premiums at December 31, 2014 and 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2014
(in millions)
2015 (January 1 - March 31)	$11
2015 (April 1 - June 30)	7
2015 (July 1 - September 30)	6
2015 (October 1 - December 31)	7
2016	24
2017	22
2018	20
2019	19
2020-2024	78
2025-2029	35
2030-2034	18
After 2034	13
Total (1)	$260
___________________

(1)	Excludes expected cash collections on FG VIEs of $17 million.

Scheduled Net Earned Premiums

As of December 31, 2014
(in millions)
2015 (January 1 - March 31)	$8
2015 (April 1 - June 30)	8
2015 (July 1 - September 30)	8
2015 (October 1 - December 31)	8
Subtotal 2015	32
2016	31
2017	28
2018	26
2019	24
2020-2024	101
2025-2029	70
2030-2034	46
After 2034	35
Total present value basis(1)	393
Discount	24
Total future value	$417
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $11 million.

Selected Information for Policies Paid in Installments

	As of December 31, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$214	$210
Gross unearned premium reserve	199	196
Weighted-average risk-free rate used to discount premiums	3.1%	3.1%
Weighted-average period of premiums receivable (in years)	7.2	7.7

5.	Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance, and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

These costs include expenses such as ceding commission expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

 Expected losses and loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Beginning of period	$(22)	$(29)	$(21)
Costs deferred during the period:
Commissions on assumed and ceded business	(5)	4	(9)
Premium taxes	1	0	1
Compensation and other acquisition costs	2	1	3
Total	(2)	5	(5)
Costs amortized during the period	0	2	(3)
End of period	$(24)	$(22)	$(29)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

6.	Expected Loss to be Paid

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The three models are: (1) insurance, (2) derivative and (3) VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contacts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the

Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in GAAP, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. See Note 10, Consolidated Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g.,excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties) and other loss mitigation strategies, using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract. The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development includes the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 11, Investments and Cash and Note 8, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, before and after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted-average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$18	$(14)	$—	$4
Alt-A first lien	243	(23)	(101)	119
Option ARM	63	(4)	(33)	26
Subprime	65	3	(7)	61
Total first lien	389	(38)	(141)	210
Second lien:
Closed-end second lien	19	(5)	(1)	13
HELOCs	(5)	1	2	(2)
Total second lien	14	(4)	1	11
Total U.S. RMBS	403	(42)	(140)	221
TruPS	38	(20)	—	18
Other structured finance	(46)	(10)	6	(50)
U.S. public finance	41	17	(9)	49
Non-U.S. public finance	4	(2)	—	2
Total	$440	$(57)	$(143)	$240

Net Expected Loss to be Paid
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$7	$12	$(1)	$18
Alt-A first lien	324	(53)	(28)	243
Option ARM	105	7	(49)	63
Subprime	64	12	(11)	65
Total first lien	500	(22)	(89)	389
Second lien:
Closed-end second lien	25	(1)	(5)	19
HELOCs	20	(9)	(16)	(5)
Total second lien	45	(10)	(21)	14
Total U.S. RMBS	545	(32)	(110)	403
TruPS	20	6	12	38
Other structured finance	113	(52)	(107)	(46)
U.S. public finance	22	16	3	41
Non-U.S. public finance	4	—	—	4
Total	$704	$(62)	$(202)	$440
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $6 million and $9 million in LAE for the years ended December 31, 2014 and 2013, respectively.

(2)	Includes expected LAE to be paid of $5 million as of December 31, 2014 and $9 million as of December 31, 2013.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of December 31, 2014 (1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	144	36	(119)	61
Option ARM	68	17	(60)	25
Total first lien	213	53	(179)	87
Second lien:
Closed-end second lien	13	(4)	(2)	7
Total	$226	$49	$(181)	$94

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W (Recovered) During 2013	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	187	(23)	(20)	144
Option ARM	98	(11)	(19)	68
Total first lien	287	(34)	(40)	213
Second lien:
Closed-end second lien	19	—	(6)	13
HELOCs	18	19	(37)	—
Total second lien	37	19	(43)	13
Total	$324	$(15)	$(83)	$226
 ___________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$17	$(14)	$—	$3
Alt-A first lien	99	(59)	18	58
Option ARM	(5)	(21)	27	1
Subprime	65	3	(7)	61
Total first lien	176	(91)	38	123
Second lien:
Closed-end second lien	6	(1)	1	6
HELOCs	(5)	1	2	(2)
Total second lien	1	0	3	4
Total U.S. RMBS	177	(91)	41	127
TruPS	38	(20)	—	18
Other structured finance	(46)	(10)	6	(50)
U.S. public finance	41	17	(9)	49
Non-U.S. public finance	4	(2)	—	2
Total	$214	$(106)	$38	$146

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$5	$12	$—	$17
Alt-A first lien	137	(30)	(8)	99
Option ARM	7	18	(30)	(5)
Subprime	64	12	(11)	65
Total first lien	213	12	(49)	176
Second lien:
Closed-end second lien	6	(1)	1	6
HELOCs	2	(28)	21	(5)
Total second lien	8	(29)	22	1
Total U.S. RMBS	221	(17)	(27)	177
TruPS	20	6	12	38
Other structured finance	113	(52)	(107)	(46)
U.S. public finance	22	16	3	41
Non-U.S. public finance	4	—	—	4
Total	$380	$(47)	$(119)	$214
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses and recoveries are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$1	$3
Alt-A first lien	54	—	4	58
Option ARM	2	—	(1)	1
Subprime	2	—	59	61
Total first lien	60	—	63	123
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(2)	—	—	(2)
Total second lien	(3)	7	—	4
Total U.S. RMBS	57	7	63	127
TruPS	1	—	17	18
Other structured finance	(15)	—	(35)	(50)
U.S. public finance	49	—	—	49
Non-U.S. public finance	2	—	—	2
Total	$94	$7	$45	$146

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$15	$17
Alt-A first lien	25	12	62	99
Option ARM	(14)	—	9	(5)
Subprime	3	—	62	65
Total first lien	16	12	148	176
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(5)	—	—	(5)
Total second lien	(6)	7	—	1
Total U.S. RMBS	10	19	148	177
TruPS	2	—	36	38
Other structured finance	(6)	—	(40)	(46)
U.S. public finance	41	—	—	41
Non-U.S. public finance	3	—	1	4
Total	$50	$19	$145	$214
__________________

(1)	Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$(14)	$(14)
Alt-A first lien	(11)	(12)	(36)	(59)
Option ARM	(11)	—	(10)	(21)
Subprime	—	—	3	3
Total first lien	(22)	(12)	(57)	(91)
Second lien:
Closed-end second lien	—	(1)	—	(1)
HELOCs	1	—	—	1
Total second lien	1	(1)	—	0
Total U.S. RMBS	(21)	(13)	(57)	(91)
TruPS	(1)	—	(19)	(20)
Other structured finance	(10)	—	—	(10)
U.S. public finance	17	—	—	17
Non-U.S. public finance	(1)	—	(1)	(2)
Total	$(16)	$(13)	$(77)	$(106)

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$12	$12
Alt-A first lien	(5)	4	(29)	(30)
Option ARM	16	—	2	18
Subprime	2	—	10	12
Total first lien	13	4	(5)	12
Second lien:
Closed-end second lien	1	(2)	—	(1)
HELOCs	(28)	—	—	(28)
Total second lien	(27)	(2)	—	(29)
Total U.S. RMBS	(14)	2	(5)	(17)
TruPS	0	—	6	6
Other structured finance	(47)	—	(5)	(52)
U.S. public finance	16	—	—	16
Non-U.S. public finance	(1)	—	1	—
Total	$(46)	$2	$(3)	$(47)
___________________
(1)    Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these exposures as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for R&W recoveries to include in its cash flow projections. Where the Company has an agreement with an R&W provider (such as its agreements with Bank of America and Deutsche Bank, which are described in more detail under "Breaches of Representations and Warranties" below), that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above, assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many interrelated factors that are difficult to predict, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend.

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses (gross of reinsurance) of approximately $14 million (before adjustments for settlements or loss mitigation purchases).
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most HELOC projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of $8 million in expected losses (gross of reinsurance) in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase in $3 million in expected losses (gross of reinsurance) in the Company's base case as of December 31, 2014.
The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".
Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

Based on the Company's observation during the year of the performance of its insured RMBS transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $5 million (before adjustments for settlements or loss mitigation purchases) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company used to project second lien RMBS losses and the scenarios it employed are described in more detail below under "- U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified or have been delinquent in the previous 12 months, are two or more payments behind, are in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each year the Company reviews the most recent twenty-four months of this data and adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2014	December 31, 2013	December 31, 2012
Current Loans Modified in Previous 12 Months
Alt-A and Prime	25%	35%	N/A
Option ARM	25	35	N/A
Subprime	25	35	N/A
Current Loans Delinquent in Previous 12 Months
Alt-A and Prime	25	N/A	N/A
Option ARM	25	N/A	N/A
Subprime	25	N/A	N/A
30 – 59 Days Delinquent
Alt-A and Prime	35	50	35%
Option ARM	40	50	50
Subprime	35	45	30
60 - 89 Days Delinquent
Alt-A and Prime	50	60	55
Option ARM	55	65	65
Subprime	40	50	45
90+ Days Delinquent
Alt-A and Prime	60	75	65
Option ARM	65	70	75
Subprime	55	60	60
Bankruptcy
Alt A and Prime	45	60	55
Option ARM	50	60	70
Subprime	40	55	50
Foreclosure
Alt-A and Prime	75	85	85
Option ARM	80	80	85
Subprime	70	70	80
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached eight years and six months after the initial 36-month CDR plateau period, which is six months shorter than assumed as of December 31, 2013 but the same calendar date as it assumed as of June 30, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of December 31, 2014		As of December 31, 2013		As of December 31, 2012
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	2.0% - 10.1%	6.7%	2.8% - 13.0%	9.0%	3.8% - 20.1%	12.5%
Intermediate CDR	0.4% - 2.0%	1.3%	0.6% - 2.6%	1.8%	0.8% - 4.0%	2.5%
Period until intermediate CDR	48 months		48 months		36 months
Final CDR	0.1% - 0.5%	0.3%	0.1% - 0.7%	0.5%	0.2% - 1.0%	0.6%
Initial loss severity:
2005 and prior	60%		65%		65%
2006	70%		65%		65%
2007	65%		65%		65%
Initial CPR	3.2% - 21.0%	7.7%	3.9% - 34.2%	9.7%	1.7% - 39.4%	7.4%
Final CPR (2)	15%		15%		15%
Option ARM
Plateau CDR	4.5% - 13.1%	10.1%	5.1% - 15.2%	9.9%	7.6% - 26.0%	15.8%
Intermediate CDR	0.9% - 2.6%	2.0%	1.0% - 3.0%	2.0%	1.5% - 5.2%	3.2%
Period until intermediate CDR	48 months		48 months		36 months
Final CDR	0.2% - 0.7%	0.5%	0.3% - 0.8%	0.5%	0.4% - 1.3%	0.8%
Initial loss severity:
2005 and prior	60%		65%		65%
2006	70%		65%		65%
2007	65%		65%		65%
Initial CPR	1.1% - 11.8%	4.9%	0.4% - 13.1%	4.7%	0.0% - 10.7%	4.0%
Final CPR (2)	15%		15%		15%
Subprime
Plateau CDR	4.9% - 12.6%	8.2%	5.6% - 14.9%	8.9%	7.3% - 21.2%	12.1%
Intermediate CDR	1.0% - 2.5%	1.6%	1.1% - 3.0%	1.8%	1.5% - 4.2%	2.4%
Period until intermediate CDR	48 months		48 months		36 months
Final CDR	0.2% - 0.6%	0.4%	0.3% - 0.7%	0.4%	0.4% - 1.1%	0.6%
Initial loss severity:
2005 and prior	75%		90%		90%
2006	90%		90%		90%
2007	90%		90%		90%
Initial CPR	0.0% - 10.5%	6.1%	0.0% - 15.7%	4.1%	0.0% - 17.6%	3.6%
Final CPR (2)	15%		15%		15%
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(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2013 and December 31, 2012 except that, as of December 31, 2014 and December 31, 2013 the period of initial CDRs were assumed to last 12 months longer than they were assumed to last as of December 31, 2012, so the initial CPR is also held constant 12 months longer as of December 31, 2014 and December 31, 2013 than it was as of December 31, 2012.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2014 as it used as of December 31, 2013 and December 31, 2012, increasing and decreasing the periods of stress from those used in the base case, except that all of the stress periods were longer as of December 31, 2014 and December 31, 2013 than they were as of December 31, 2012.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $11 million for Alt-A first liens, $4 million for Option ARM, $15 million for subprime and $2 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $30 million for Alt-A first liens, $10 million for Option ARM, $22 million for subprime and $6 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $1 million for subprime and would decrease approximately $1 million for Alt-A first liens, $1 million for Option ARM and $0.1 million for prime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $11 million for Alt-A first lien, $5 million for Option ARM, $6 million for subprime and $1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2014		As of December 31, 2013		As of December 31, 2012
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	3.7% - 5.1%	3.8%	4.2% - 7.0%	4.8%	6.9% - 12.6%	9.2%
Final CDR trended down to	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%
Period until final CDR	34 months		34 months		36 months
Initial CPR	8.9% - 17.3%	11.8%	8.4% - 21.5%	9.8%	4.9% - 15.4%	5.6%
Final CPR(2)	15.0% - 17.3%	15.1%	10%		10%
Loss severity	90% - 98%	90.5%	98%		98%

Closed-end second lien key assumptions	As of December 31, 2014		As of December 31, 2013		As of December 31, 2012
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.5% - 10.4%	6.7%	7.3% - 12.0%	9.4%	7.3% - 14.3%	13.7%
Final CDR trended down to	3.5% - 9.1%	7.9%	3.5% - 9.1%	8.0%	3.5% - 9.1%	7.9%
Period until final CDR	34 months		34 months		36 months
Initial CPR	2.8% - 13.9%	9.2%	3.8% - 12.0%	5.0%	1.9% - 12.5%	3.4%
Final CPR(2)	15%		10%		10%
Loss severity	98%		98%		98%
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(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2013. This is two months shorter than used for December 31, 2012.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. Based on the Company’s observation, including information obtained over the last year on the performance of certain loans reaching their principal amortization period and its views of the efficacy of planned servicer intervention, it introduced this year an assumption in the projections for most of its HELOC transactions that 7.5% of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2013 that it will recover only 2% of the collateral defaulting. However, based on additional information the Company obtained over the last year, it increased this recovery assumption in the projections for most of its HELOC transactions as of December 31, 2014 to 10% of collateral defaulting in the future, and also assumed declining additional post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. The final CPR is assumed to be 15% for both HELOC and closed-end second lien transactions, which is lower than the historical average, but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The net impact of the three refinements the Company made to projecting expected losses in certain HELOC transactions described above (increased defaults of loans reaching their amortization period, increased recoveries, decreased the redefault rate on modified loans and the increase in the final CPR to 15%) was an increase of approximately $11 million in expected losses (gross of reinsurance) in the Company's base case as of December 31, 2014 compared to what it would have been without the refinements. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of the current pool balance). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR using the same approaches and weightings as it did as of December 31, 2013. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33 months (for a total stress period of 42 months) would increase the expected loss by approximately $2 million for HELOC transactions and $0.1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $2 million for HELOC transactions and $0.1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. The Company has pursued breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. In some instances, the entity providing the R&W (or an affiliate of that entity) also benefited from credit protection sold by the Company through a CDS, and the Company entered into an agreement terminating the CDS protection it provided (and so avoiding future losses on that transaction), again in return for releases of related liability by the Company and in certain instances other consideration. Such agreements with R&W providers provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Through December 31, 2014 the Company has caused entities providing R&Ws to pay, or agree to pay, or to terminate insurance protection on future projected losses of, approximately $967 million (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

Based on this success, the Company has included in its net expected loss estimates as of December 31, 2014 an estimated net benefit of $94 million (net of reinsurance). Most of this net benefit is projected to be received pursuant to existing agreements with R&W providers, although some is projected to be received in connection with transactions where the company does not yet have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with two counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust.

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2014, aggregate lifetime collateral losses on those transactions was $4.1 billion ($3.8 billion for AGM and $329 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $428 million for AGC). Bank of America's reimbursement obligation is secured by $76 million of collateral held in trust for the Company's benefit and $361 million of collateral held in trust that is available for either AGC or AGM.

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Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2014, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $319 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

When the agreement was first signed, Deutsche Bank was also required to reimburse AGC for future claims it pays on certain RMBS resecuritizations. AGC and Deutsche Bank terminated one of the resecuritization transactions on October 10, 2013, another on September 12, 2014 and two more in the fourth quarter of 2014. In the fourth quarter of 2014, AGC and Deutsche Bank also terminated one other BIG transaction under which AGC had provided credit protection to Deutsche Bank through a CDS. In connection with the 2014 terminations, AGC and Deutsche Bank agreed to terminate Deutsche Bank’s reimbursement obligation on all of the RMBS resecuritizations, and AGC made a termination payment to Deutsche Bank and released some of the collateral that had been held in trust. Deutsche Bank remains liable to reimburse the Company for certain claims it pays on eight first and second lien transactions, as described above, and such reimbursement obligation remains secured by $16 million of collateral held in trust for the Company's benefit and $0.7 million of collateral held in trust that is available for either AGC or AGM.

For the expected recovery from breaches of R&W in transactions not covered by agreements as of December 31, 2014, the Company did not incorporate any gain contingencies from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The Company adjusts the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The number of risks subject to R&W recovery is 13, with related net debt service of $0.7 billion as of December 31, 2014 compared to 17 with net debt service of $2.1 billion as of December 31, 2013. Included in these amounts is net debt service related to transactions not yet subject to an agreement. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2014	2013
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$—	$—
Change in recovery assumptions as the result of recovery success	—	(1)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(20)	(49)
Settlements and anticipated settlements	65	32
Accretion of discount on balance	4	3
Total	$49	$(15)

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $3.2 billion of net par (73% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $3.2 billion, $1.0 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At December 31, 2014, the Company has projected expected losses to be paid for TruPS CDOs of $18 million. During 2014 there was positive economic development of approximately $20 million, which was due primarily to improving collateral performance throughout 2014.

“XXX” Life Insurance Transactions

The Company’s $711 million net par of XXX life insurance transactions as of December 31, 2014 include $149 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transaction consists of notes issued by Orkney Re II p.l.c. This transaction had material amounts of its assets invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2014, the Company's projected net expected loss to be paid is $28 million. The economic loss development during 2014 was approximately $19 million, which was due primarily to changes in lapse assumptions on the underlying life insurance policies, modest deterioration in life insurance cash flow projections, and a decrease in the risk free rates used to discount the losses.

Manufactured Housing

The Company insures or reinsures a total of $60 million net par of securities backed by manufactured housing loans, of which $59 million is rated BIG. The Company has expected loss to be paid of $6 million as of December 31, 2014. The positive economic loss development during the 2014 was approximately $2 million.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.4 billion net par, all of which is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company has net par exposure to the City of Detroit, Michigan of $110 million as of December 31, 2014 to the general obligation and water and sewer utility sectors, as described below (which exposures are now investment grade by virtue of improvements and agreements reached through the bankruptcy process and settlement). In December 2014, the City of Detroit emerged from bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The City’s proposed plan of adjustment and disclosure statement with the Bankruptcy Court was approved in November 2014.

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The Company has net par exposure to $53 million of sewer revenue bonds and $9 million of water revenue bonds. The sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues." The Company rates the bonds, which are secured by a lien on "special revenues," A and BBB+, respectively. In September 2014 the City issued a new series of sewer and water revenue bonds to finance (i) the purchase of outstanding sewer and water revenue bonds offered and accepted under a tender offer commenced by the City and (ii) the refunding of certain other sewer revenue and revenue refunding bonds. In connection with these transactions, approximately $26 million of AGC's then combined $90 million net par exposure to the sewer and water revenue bonds was purchased in the tender offer or refunded. Under the City's amended plan of adjustment, the impairment of all outstanding sewer and water revenue bonds (even those not purchased pursuant to the tender offer or refunded) that had been proposed was removed, including those provisions which provided for the impairment of interest rates and call protection on such bonds.

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The Company has net par exposure of $48 million to Michigan Finance Authority by virtue of a court ordered exchange with all holders of the City’s general obligation bonds which occurred upon emergence from bankruptcy in December 2014.  The Michigan Finance Authority bonds are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds and additional security in the form of a subordinate statutory lien on, and intercept of, the City’s distributable state aid.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. AGC had exposure to lease revenue bonds; as of December 31, 2014, AGC owned all of such bonds and held them in its investment portfolio. On October 3, 2013, AGC and its affiliate AGM reached a settlement with the City regarding the treatment of the bonds insured by AGC and AGM in the City's plan of adjustment. Under the terms of the settlement, AGC will continue to receive net revenues from an office building and an option to take title to that building, and

AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. On October 30, 2014, the bankruptcy court confirmed the City's plan of adjustment, which includes the terms of such settlement, and the plan became effective on February 25, 2015.

The Company has $249 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2014, which incorporated the likelihood of the outcomes mentioned above, will be $49 million compared with a net expected loss of $41 million as of December 31, 2013. Economic loss development in 2014 was approximately $17 million, which was primarily attributable to Puerto Rico and Detroit exposures.

Infrastructure Finance

The Company has insured exposure of approximately $262 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the remaining transaction with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $97 million on a gross basis; such claims would be payable in 2022.

Recovery Litigation

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

RMBS Transactions

In November 2014, AGC and its affiliate AGM reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions. AGC and AGM sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGC and AGM.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  However, on November 20, 2014, U.S. Bank National Association, as trustee for the transactions, had filed a motion to intervene as a plaintiff in the lawsuit.  On November 26, 2014, the trustee submitted a letter stating that the joint stipulation is ineffective and that the lawsuit may be discontinued only by court order, and requesting an opportunity to review and potentially oppose the settlement.  On March 5, 2015 the Court denied the motion to intervene. In the fourth quarter of 2014, AGC recorded a benefit in connection with the settlement.

7.	Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as financial guaranty insurance. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid exceed the unearned premium reserve on a contract by contract basis.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if "total loss" is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013. Financial guaranty insurance expected LAE reserve was $3 million as of December 31, 2014 and $5 million as of December 31, 2013.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2014			As of December 31, 2013
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$0	$1	$2	$—	$2
Alt-A first lien	53	—	53	36	—	36
Option ARM	14	—	14	4	4	—
Subprime	2	—	2	3	0	3
First lien	70	0	70	45	4	41
Second lien:
Closed-end second lien	1	—	1	2	—	2
HELOC	0	2	(2)	0	5	(5)
Second lien	1	2	(1)	2	5	(3)
Total U.S. RMBS	71	2	69	47	9	38
TruPS	0	—	0	1	—	1
Other structured finance	(18)	2	(20)	(8)	5	(13)
U.S. public finance	35	7	28	22	7	15
Non-U.S. public finance	2	—	2	3	—	3
Financial guaranty	90	11	79	65	21	44
Other recoverables	—	13	(13)	—	15	(15)
Subtotal	90	24	66	65	36	29
Effect of consolidating FG VIEs	(1)	—	(1)	(14)	—	(14)
Total(1)	$89	$24	$65	$51	$36	$15
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amount to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve	$294	$156
Reinsurance recoverable on unpaid losses	(205)	(105)
Other payables	0	0
Loss and LAE reserve, net and other payables	89	51
Salvage and subrogation recoverable	(14)	(28)
Salvage and subrogation payable(1)	3	7
Other recoverables (2)	(13)	(15)
Salvage and subrogation recoverable, net and other recoverable	(24)	(36)
Net reserves (salvage) - financial guaranty	$65	$15
___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoverables recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of December 31, 2014			As of December 31, 2013
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable, net	$12	$—	$12	$18	$—	$18
Loss and LAE reserve, net	23	(8)	15	76	(24)	52
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
Net expected loss to be paid	$101
Less: net expected loss to be paid for FG VIEs	7
Total	94
Salvage and subrogation recoverable, net of reinsurance	11
Loss and LAE reserve, net of reinsurance	(89)
Other recoveries (1)	13
Net expected loss to be expensed (present value)(2)	$29
___________________

(1)	R&W recoverables recorded in other assets on the consolidated balance sheet.

(2)	Excludes $5 million as of December 31, 2014 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
2015 (January 1 - March 31)	$0
2015 (April 1 - June 30)	1
2015 (July 1 - September 30)	0
2015 (October 1 - December 31)	1
Subtotal 2015	2
2016	2
2017	2
2018	1
2019	1
2020-2024	6
2025-2029	5
2030-2034	4
After 2034	6
Net expected loss to be expensed	29
Discount	88
Total future value	$117

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	$(1)	$0	$1
Alt-A first lien	(23)	(1)	3
Option ARM	(10)	5	25
Subprime	0	1	1
First lien	(34)	5	30
Second lien:
Closed-end second lien	(2)	(1)	(4)
HELOC	1	(27)	(13)
Second lien	(1)	(28)	(17)
Total U.S. RMBS	(35)	(23)	13
TruPS	(1)	(1)	(8)
Other structured finance	(9)	(23)	26
Structured finance	(45)	(47)	31
Public Finance:
U.S. public finance	22	(5)	12
Non-U.S. public finance	0	(1)	(2)
Public finance	22	(6)	10
Loss and LAE on insurance contracts before FG VIE consolidation	(23)	(53)	41
Effect of consolidating FG VIEs	1	(3)	5
Loss and LAE	$(22)	$(56)	$46

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	95	(54)	41	(9)	56	(20)	192	—	192
Remaining weighted-average contract period (in years)	11.8	12.0	13.1	13.9	12.8	15.0	11.6	—	11.6
Outstanding exposure:
Principal	$3,514	$(1,060)	$635	$(165)	$873	$(510)	$3,287	$—	$3,287
Interest	2,042	(627)	492	(131)	133	(44)	1,865	—	1,865
Total(2)	$5,556	$(1,687)	$1,127	$(296)	$1,006	$(554)	$5,152	$—	$5,152
Expected cash outflows (inflows)	$205	$(40)	$81	$(23)	$478	$(249)	$452	$(47)	$405
Potential recoveries
Undiscounted R&W	(26)	1	(2)	1	(11)	2	(35)	9	(26)
Other (3)	(154)	26	(8)	1	(101)	12	(224)	27	(197)
Total potential recoveries	(180)	27	(10)	2	(112)	14	(259)	36	(223)
Subtotal	25	(13)	71	(21)	366	(235)	193	(11)	182
Discount	(5)	2	(21)	6	(113)	39	(92)	4	(88)
Present value of expected cash flows	$20	$(11)	$50	$(15)	$253	$(196)	$101	$(7)	$94
Unearned premium reserve	$48	$(14)	$8	$(2)	$21	$(12)	$49	$(5)	$44
Reserves (salvage)(4)	$(5)	$(3)	$43	$(14)	$230	$(185)	$66	$(1)	$65

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	92	(48)	46	(9)	60	(21)	198	—	198
Remaining weighted-average contract period (in years)	12.6	12.2	12.9	13.5	10.2	13.0	12.0	—	12.0
Outstanding exposure:
Principal	$4,172	$(1,194)	$609	$(135)	$1,164	$(571)	$4,045	$—	$4,045
Interest	2,665	(712)	481	(111)	224	(62)	2,485	—	2,485
Total(2)	$6,837	$(1,906)	$1,090	$(246)	$1,388	$(633)	$6,530	$—	$6,530
Expected cash outflows (inflows)	$292	$(49)	$63	$(10)	$387	$(175)	$508	$(117)	$391
Potential recoveries
Undiscounted R&W	(38)	1	(199)	9	(301)	16	(512)	38	(474)
Other (3)	(232)	38	182	(7)	146	5	132	45	177
Total potential recoveries	(270)	39	(17)	2	(155)	21	(380)	83	(297)
Subtotal	22	(10)	46	(8)	232	(154)	128	(34)	94
Discount	(3)	1	(18)	3	(122)	80	(59)	15	(44)
Present value of expected cash flows	$19	$(9)	$28	$(5)	$110	$(74)	$69	$(19)	$50
Unearned premium reserve	$67	$(20)	$7	$(2)	$22	$(12)	$62	$(6)	$56
Reserves (salvage)(4)	$(17)	$2	$22	$(3)	$121	$(96)	$29	$(14)	$15
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2014, AGC had insured approximately $0.7 billion net par of VRDOs, of which approximately $28 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of December 31, 2014, the Company used models to price six fixed-maturity securities, which was 9% or $189 million of the Company’s fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include certain fixed-maturity securities classified as trading carried as Level 2.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 18, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2). The net asset values are based on observable information.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for an amount negotiated as part of an R&W settlement.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.26% to 2.70% at December 31, 2014 and 0.21% to 3.88% at December 31, 2013.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. There were no deals closed during the period presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2014	As of December 31, 2013
Based on actual collateral specific spreads	17%	13%
Based on market indices	71%	77%
Provided by the CDS counterparty	12%	10%
Total	100%	100%
__________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the Company’s Option ARM and Alt-A first lien securitizations. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 21% and 47%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2014 and December 31, 2013, respectively. The percentage of deals that price using the minimum premiums has fluctuated since December 31, 2013 due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2014 and 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 10, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also generally sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurements as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,364	$—	$1,334	$30
U.S. government and agencies	324	—	324	—
Corporate securities	60	—	60	—
Mortgage-backed securities:
RMBS	49	—	23	26
Commercial mortgage-backed securities ("CMBS")	22	—	22	—
Asset-backed securities	133	—	0	133
Foreign government securities	103	—	103	—
Total fixed-maturity securities	2,055	—	1,866	189
Short-term investments	98	55	43	—
Other invested assets	1	—	1	—
Credit derivative assets	184	—	—	184
FG VIEs’ assets, at fair value (1)	575	—	—	575
Other assets	51	16	17	18
Total assets carried at fair value	$2,964	$71	$1,927	$966
Liabilities:
Credit derivative liabilities	$677	$—	$—	$677
FG VIEs’ liabilities with recourse, at fair value	448	—	—	448
FG VIEs’ liabilities without recourse, at fair value	28	—	—	28
Total liabilities carried at fair value	$1,153	$—	$—	$1,153

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,177	$—	$1,149	$28
U.S. government and agencies	459	—	459	—
Corporate securities	59	—	59	—
Mortgage-backed securities:
RMBS	67	—	16	51
CMBS	21	—	21	—
Asset-backed securities	128	—	1	127
Foreign government securities	112	—	112	—
Total fixed-maturity securities	2,023	—	1,817	206
Short-term investments	71	40	31	—
Other invested assets	41	—	41	—
Credit derivative assets	362	—	—	362
FG VIEs’ assets, at fair value	874	—	—	874
Other assets	52	16	11	25
Total assets carried at fair value	$3,423	$56	$1,900	$1,467
Liabilities:
Credit derivative liabilities	$1,461	$—	$—	$1,461
FG VIEs’ liabilities with recourse, at fair value	514	—	—	514
FG VIEs’ liabilities without recourse, at fair value	395	—	—	395
Total liabilities carried at fair value	$2,370	$—	$—	$2,370
 ____________________

(1)	Exclude restricted cash.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	Obligations of state and political subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$28		$51		$127		$874		$25		$(1,099)		$(514)		$(395)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	5	(2)	6	(2)	19	(3)	(7)	(4)	607	(6)	123	(3)	5	(3)
Other comprehensive income(loss)	(1)		(1)		2		—		—		—		—		—
Purchases	—		104		39		—		—		—		—		—
Settlements	—		(18)		(41)		(47)		—		(1)		22		8
FG VIE consolidations	—		(127)		—		160		—		—		(164)		(21)
FG VIE deconsolidations	—		12		—		(431)		—		—		85		375
Fair value as of December 31, 2014	$30		$26		$133		$575		$18		$(493)		$(448)		$(28)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2014	$(1)		$(1)		$2		$31		$(7)		$164		$(9)		$13

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed-Maturity Securities
	Obligations of state and political subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(9)	(2)	1	(2)	4	(2)	132	(3)	4	(4)	(34)	(6)	(66)	(3)	(71)	(3)
Other comprehensive income(loss)	14		6		7		—		—		—		—		—
Purchases	—		20		91		—		—		—		—		—
Settlements	—		(10)		(1)		(76)		—		59		36		50
FG VIE consolidations	—		—		—		—		—		—		—		—
Fair value as of December 31, 2013	$28		$51		$127		$874		$25		$(1,099)		$(514)		$(395)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2013	$14		$7		$7		$195		$4		$(119)		$(69)		$(112)

____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$30	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	74.3%
		Yield	8.0%
		Collateral recovery period	9 months	-	34 years	30 years

RMBS	26	CPR	3.6%	-	6.8%	5.5%
		CDR	3.0%	-	5.6%	4.3%
		Loss severity	70.0%	-	74.2%	70.7%
		Yield	5.7%	-	8.3%	7.0%

Asset-backed securities:
XXX life insurance transactions	133	Yield	7.3%

FG VIEs’ assets, at fair value	575	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	12.0%	7.7%

Other assets	18	Quotes from third party pricing	$56	-	$61	$58.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(493)	Year 1 loss estimates	0.0%	-	93.0%	4.6%
		Hedge cost (in bps)	20.0	-	242.3	83.5
		Bank profit (in bps)	3.9	-	994.4	202.7
		Internal floor (in bps)	7.0	-	70.0	24.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(476)	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	11.4%	6.3%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description (1)	Fair Value at December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$28	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	60.9%
		Yield	9.0%
		Collateral recovery period	15 months	-	35 years	28 years

RMBS	51	CPR	1.1%	-	15.8%	3.8%
		CDR	5.5%	-	22.9%	17.0%
		Loss severity	53.1%	-	102.5%	80.4%
		Yield	3.1%	-	9.4%	5.7%

Asset-backed securities:
XXX life insurance transactions	127	Yield	12.5%

FG VIEs’ assets, at fair value	874	CPR	1.5%	-	11.8%	5.4%
		CDR	3.9%	-	20.0%	13.1%
		Loss severity	51.3%	-	102.0%	72.5%
		Yield	3.9%	-	10.2%	6.3%

Other assets	25	Quotes from third party pricing	$48	-	$53	$50.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(1,099)	Year 1 loss estimates	0.0%	-	48.0%	3.8%
		Hedge cost (in bps)	46.3	-	460.0	130.0
		Bank profit (in bps)	3.9	-	1,148.5	257.8
		Internal floor (in bps)	7.0	-	30.0	15.9
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(909)	CPR	1.5%	-	11.8%	5.4%
		CDR	3.9%	-	20.0%	13.1%
		Loss severity	51.3%	-	102.0%	72.5%
		Yield	3.9%	-	10.2%	6.3%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,055	$2,055	$2,023	$2,023
Short-term investments	98	98	71	71
Other invested assets	1	1	41	41
Credit derivative assets	184	184	362	362
FG VIEs’ assets, at fair value	575	575	874	874
Other assets	72	72	72	72
Liabilities:
Financial guaranty insurance contracts(1)	329	1,771	321	1,498
Note payable to affiliate	300	221	300	263
Credit derivative liabilities	677	677	1,461	1,461
FG VIEs’ liabilities with recourse, at fair value	448	448	514	514
FG VIEs’ liabilities without recourse, at fair value	28	28	395	395
Other liabilities	0	0	13	13
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 6.5 years at December 31, 2014 and 5.3 years at December 31, 2013. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2014				As of December 31, 2013
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$3,393	36.5%	42.8%	AAA	$6,301	37.1%	39.7%	AAA
Synthetic investment grade pooled corporate	225	30.0	29.1	AAA	430	30.0	29.1	AAA
TruPS CDOs	2,354	45.8	36.4	BBB-	2,678	46.0	33.2	BB+
Market value CDOs of corporate obligations	103	37.1	26.2	AAA	568	38.8	36.1	AAA
Total pooled corporate obligations	6,075	39.9	39.5	AA-	9,977	39.3	37.3	AA
U.S. RMBS:
Option ARM and Alt-A first lien	1,008	16.3	10.7	BB+	1,982	19.2	8.6	BB-
Subprime first lien	1,079	31.1	50.5	A-	2,263	30.5	51.9	AA-
Prime first lien	186	10.9	0.0	B	220	10.9	3.2	CCC
Total U.S. RMBS	2,273	24.8	33.9	BBB	4,465	24.4	30.1	BBB
CMBS	1,546	35.3	43.6	AAA	2,958	33.5	42.5	AAA
Other	2,488	—	—	AA-	3,016	—	—	A
Total	$12,382			AA-	$20,416			AA-
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.9 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.6 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$5,790	46.7%	$11,662	57.1%
AA	2,533	20.4	1,966	9.6
A	676	5.5	1,302	6.4
BBB	1,221	9.9	2,057	10.1
BIG	2,162	17.5	3,429	16.8
Credit derivative net par outstanding	$12,382	100.0%	$20,416	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Realized gains on credit derivatives	$31	$46	$60
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(32)	(131)	(158)
Realized gains (losses) and other settlements on credit derivatives	(1)	(85)	(98)
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(25)	(30)	15
U.S. RMBS	637	(52)	(466)
CMBS	2	(1)	2
Other(1)	(6)	134	49
Net change in unrealized gains (losses) on credit derivatives(2)	608	51	(400)
Net change in fair value of credit derivatives	$607	$(34)	$(498)
____________________

(1)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

(2)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The table below sets out the net par amount of credit derivative contracts that the Company and its counterparties agreed to terminate on a consensual basis.

Net Par and Realized Gains (Losses) on Credit Derivatives
from Terminations of CDS Contracts

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Net par of terminated CDS contracts	$3,024	$2,044	$1,729
Realized gains (losses) and other settlements	0	1	1

During 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Option ARM and subprime sectors. This is primarily due to a significant unrealized fair value gain in the Option ARM and Alt-A first lien sector of approximately $442 million, as a result of the terminations of three large Alt-A first lien resecuritization transactions and one Option ARM first lien transaction during the period. In addition, there was an unrealized gain of approximately $253 million related to the change in index used to determine fair value during the fourth quarter of 2014. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the Company’s Option ARM and Alt-A first lien securitizations. The unrealized fair value gains were partially offset by unrealized fair value losses generated by wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC's credit protection decreased during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During 2013, unrealized fair value gains were generated in the "other" sector primarily as a result of the termination of a film securitization transaction and a U.K. infrastructure transaction. These unrealized gains were partially offset by unrealized fair value losses in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. The Company terminated a film securitization CDS for a payment of $84 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $114 million for a net change in fair value of credit derivatives of $30 million.

During 2012, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2014	2013	2012
AGC	323	460	678

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2014	2013	2012
AGC	80	185	270

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(1,240)	$(2,234)
Plus: Effect of AGC credit spread	747	1,135
Net fair value of credit derivatives	$(493)	$(1,099)

The fair value of CDS contracts at December 31, 2014, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing December 31, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the runoff of par outstanding and termination of CDS contracts, resulted in a gain of approximately $994 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected
Losses of Credit Derivatives
by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$(48)	$(24)	$(17)	$(36)
U.S. RMBS	(376)	(1,014)	(63)	(148)
CMBS	0	(2)	—	—
Other	(69)	(59)	35	39
Total	$(493)	$(1,099)	$(45)	$(145)
____________________

(1)	Includes R&W benefit of $59 million as of December 31, 2014 and $132 million as of December 31, 2013.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company's insured CDS portfolio, the transaction documentation for approximately $6.1 billion in CDS gross par insured as of December 31, 2014 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount.

•
For approximately $5.9 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $665 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted.

•
For the remaining approximately $239 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure. As of December 31, 2014, AGC posted approximately $376 million to secure obligations under its CDS exposure, of which approximately $24 million related to such $239 million of notional.

As of December 31, 2013, AGC posted approximately $674 million, of which approximately $59 million related to $338 million of notional where AGC could be required to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure.

On May 6, 2014, AGC’s affiliate AG Financial Products Inc. ("AGFP") and one of its CDS counterparties amended the ISDA master agreement between them, at no cost, to remove a termination trigger based on a rating downgrade of the other party. With this termination, none of the Company's insured CDS portfolio is subject to a rating-based termination trigger that could result in the Company being obligated to make a termination payment to a CDS counterparty.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2014

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(1,034)	$(541)
50% widening in spreads	(764)	(271)
25% widening in spreads	(628)	(135)
10% widening in spreads	(547)	(54)
Base Scenario	(493)	—
10% narrowing in spreads	(440)	53
25% narrowing in spreads	(361)	132
50% narrowing in spreads	(230)	263
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.    Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.
As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGC.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2014	2013	2012
Beginning of the period, December 31	8	8	7
Consolidated(1)	1	—	1
Deconsolidated (1)	(2)	—	—
End of the period, December 31	7	8	8
____________________

(1)
Net gain on deconsolidation was $18 million and net loss on consolidation was $26 million in 2014. Net loss on consolidation was $1 million in 2012. Such amounts are recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $5 million at December 31, 2014 and $201 million at December 31, 2013. The aggregate unpaid principal of the FG VIEs’ assets was approximately $271 million greater than the aggregate fair value at December 31, 2014, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs’ assets was approximately $451 million greater than the aggregate fair value at December 31, 2013, excluding the effect of R&W settlements.The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2014 that was recorded in the consolidated statements of operations for 2014 were losses of $55 million. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2013 that was recorded in the consolidated statements of operations for 2013 were gains of $86 million. The change in the instrument-specific credit risk of the FG VIEs' assets for 2012 were gains of $93 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows vs. current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $781 million and $682 million as of December 31, 2014 and December 31, 2013, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2027 to 2046. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $367 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014. The aggregate unpaid principal balance was approximately $400 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2013.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2014		As of December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$135	$11	$54	$60
U.S. RMBS second lien	44	68	66	95
Other	369	369	359	359
Total with recourse	548	448	479	514
Without recourse	31	28	395	395
Total	$579	$476	$874	$909

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
Cash Flows From Operating Activities and Shareholder’s Equity

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Net earned premiums	$(1)	$(2)	$(2)
Net investment income	(1)	(2)	(2)
Fair value gains (losses) on FG VIEs	21	3	94
Loss and LAE	(1)	3	(5)
Effect on net income before tax	18	2	85
Less: tax provision (benefit)	7	1	30
Effect on net income (loss)	$11	$1	$55

Effect on cash flows from operating activities	$7	$10	$30

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(19)	$(24)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $21 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral. This gain was partially offset by the net loss on FG VIEs consolidated and deconsolidated during the year.

In 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $3 million. The gain was primarily driven by price appreciation on the Company’s FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company’s FG VIEs.

In 2012, the Company recorded a pre-tax fair value gain on FG VIEs of $94 million. The majority of this gain, approximately $107 million, is a result of a R&W benefit received on several VIE assets as a result of a settlement with Deutsche Bank that closed in 2012. This gain was partially offset by a loss in the first quarter 2012, which mainly resulted from price appreciation on wrapped FG VIEs liabilities, as market participants gave more value to the guarantees provided by monoline insurers.

Non-Consolidated VIEs

As of December 31, 2014 and December 31, 2013 the Company had issued financial guaranty contracts for approximately 490 and 550 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

11.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 86% based on fair value at December 31, 2014), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). These securities were purchased at a discount and are accounted for excluding the effects of the Company's insurance.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include trading securities, which are carried at fair value with unrealized gains and losses recorded in net income.

Equity method investment in affiliate include an approximately 39% investment in MAC Holdings (see Note 12, Investment in MAC Holdings) and a 50% investment in AGPFC.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is impaired and the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income was $21 million and $20 million as of December 31, 2014 and December 31, 2013, respectively.

Net Investment Income

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Income from fixed-maturity securities managed by third parties	$58	$73	$94
Income from internally managed securities	17	13	8
Gross investment income	75	86	102
Investment expenses	(2)	(2)	(2)
Net investment income	$73	$84	$100

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Gross realized gains on available-for-sale securities	$2	$51	$5
Gross realized gains on other assets in investment portfolio	1	19	0
Gross realized losses on available-for-sale securities	0	(1)	0
Gross realized losses on other assets in investment portfolio	0	0	0
Other-than-temporary impairment	(3)	(19)	(11)
Net realized investment gains (losses)	$0	$50	$(6)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Balance, beginning of period	$33	$15	$4
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	12	11
Eliminations of securities issued by FG VIEs	(15)	—	—
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	1	6	0
Balance, end of period	$19	$33	$15

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$1,284	$80	$0	$1,364	$5	AA
U.S. government and agencies	15	316	9	(1)	324	—	AA+
Corporate securities	3	56	4	—	60	—	AA-
Mortgage-backed securities(4):
RMBS	2	44	5	0	49	2	BBB
CMBS	1	22	0	—	22	—	AAA
Asset-backed securities	6	126	8	(1)	133	3	BIG
Foreign government securities	5	97	6	0	103	—	AA+
Total fixed-maturity securities	95	1,945	112	(2)	2,055	10	AA-
Short-term investments	5	98	0	—	98	—	AAA
Total investment portfolio	100%	$2,043	$112	$(2)	$2,153	$10	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	56%	$1,157	$33	$(13)	$1,177	$4	AA-
U.S. government and agencies	22	452	12	(5)	459	—	AA+
Corporate securities	3	57	3	(1)	59	—	AA-
Mortgage-backed securities(4):
RMBS	4	79	5	(17)	67	(14)	BIG
CMBS	1	20	1	—	21	—	AAA
Asset-backed securities	6	123	6	(1)	128	3	BIG
Foreign government securities	5	108	5	(1)	112	—	AA+
Total fixed-maturity securities	97	1,996	65	(38)	2,023	(7)	AA-
Short-term investments	3	71	0	0	71	—	AAA
Total investment portfolio	100%	$2,067	$65	$(38)	$2,094	$(7)	AA-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI. See also Note 20, Other Comprehensive Income

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 38% of mortgage backed securities as of December 31, 2014 and 24% as of December 31, 2013 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2014 and December 31, 2013 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$31	$92	$89	$212	$197	AA
New York	—	13	128	141	133	AA
California	6	9	92	107	98	BBB
Washington	36	20	34	90	86	AA
Illinois	1	35	38	74	71	A+
Massachusetts	2	8	45	55	52	AA
Florida	7	14	30	51	48	AA
Georgia	—	—	40	40	38	AA
Arizona	—	—	33	33	32	AA-
South Carolina	11	8	13	32	30	AA-
All others	54	70	255	379	357	AA
Total	$148	$269	$797	$1,214	$1,142	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2013 (1)

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$30	$96	$101	$227	$220	AA
California	5	20	105	130	125	A-
New York	—	13	113	126	125	AA-
Florida	—	25	50	75	72	AA-
Massachusetts	2	11	47	60	59	AA
Illinois	—	17	37	54	55	A+
Washington	13	—	29	42	41	AA
Georgia	—	—	37	37	39	AA-
Arizona	—	—	31	31	32	AA
South Carolina	11	6	11	28	28	AA-
All others	35	69	212	316	313	AA
Total	$96	$257	$773	$1,126	$1,109	AA-
____________________

(1)
Excludes $150 million and $51 million as of December 31, 2014 and 2013, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2014		As of December 31, 2013
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Water and sewer	$177	$168	$151	$151
Higher education	135	125	106	107
Transportation	129	121	135	133
Tax backed	127	119	172	168
Municipal utilities	103	97	104	102
All others	126	119	105	103
Total	$797	$749	$773	$764

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$3	$0	$5	$0	$8	$0
U.S. government and agencies	29	0	56	(1)	85	(1)
Corporate securities	—	—	—	—	—	—
RMBS	2	0	—	—	2	0
Asset-backed securities	8	(1)	3	0	11	(1)
Foreign government securities	—	—	0	0	0	0
Total	$42	$(1)	$64	$(1)	$106	$(2)
Number of securities (1)		22		9		29
Number of securities with other-than-temporary impairment		—		1		1

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$261	$(13)	$3	$0	$264	$(13)
U.S. government and agencies	148	(5)	—	—	148	(5)
Corporate securities	18	(1)	—	—	18	(1)
RMBS	10	(1)	15	(16)	25	(17)
Asset-backed securities	—	—	11	(1)	11	(1)
Foreign government securities	42	(1)	—	—	42	(1)
Total	$479	$(21)	$29	$(17)	$508	$(38)
Number of securities		112		5		117
Number of securities with other-than-temporary impairment		5		1		6
___________________

(1)
The number of securities does not add across because of lots of the same securities that have been purchased at different times and appear in both categories above (i.e. Less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the Total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2014, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2014 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$18	$18
Due after one year through five years	425	437
Due after five years through 10 years	345	370
Due after 10 years	1,091	1,159
Mortgage-backed securities:
RMBS	44	49
CMBS	22	22
Total	$1,945	$2,055

The investment portfolio contains securities that are either held in trust for the benefit of reinsurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $10 million and $8 million as of December 31, 2014 and December 31, 2013, respectively, based on fair value.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $376 million and $674 million as of December 31, 2014 and December 31, 2013, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2014 and 2013, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments, as defined below, represents approximately 8% and 10% of the investment portfolio, on a fair value basis as of December 31, 2014 and December 31, 2013, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2014	2013
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed maturity securities	$199	$206
Other	1	41
Total	$200	$247

Internally managed portfolio also includes equity method investments which consist of investment in MAC Holdings of $339 million as of December 31, 2014 and $289 million as of December 31, 2013 and investment in AGPFC of $15 million as of December 31, 2014 and $19 million as of December 31, 2013.

12.     Investment in MAC Holdings

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

Investment in MAC Holdings

On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of MAC to $800 million on a statutory basis.

AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.

AGBM, which had made a loan of $82.5 million to Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. ("AG Re"). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.

MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.

MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million.

Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.

In addition, on July 15, 2013, AGC was notified that the Maryland Insurance Administration (“MIA”) does not object to AGC reassuming contingency reserves that it had ceded to Assured Guaranty Re Ltd. ("AG Re") and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the "Closing Date").

•
AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the New York State Department of Financial Services "(NYDFS").

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NYDFS.

The reassumption of the contingency reserves has the effect of increasing contingency reserves by the amount reassumed and decreasing policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital as a result of the reassumption. The reassumption of contingency reserves would permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGC.

In the third quarter of 2013, AGC reassumed 33% of its contingency reserve bases, which permitted the release of approximately $77 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGC, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.

In the third quarter of 2014, AGC reassumed 50% of its contingency reserve base (approximately $134 million), which permitted the release of approximately $142 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGC, after taking into account other, normal-course adjustments to AG Re’s collateral requirements such as changes in asset values and changes in assumed reserves.

From time to time, AGC has obtained approval from its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2014, on the latter basis, AGC obtained MIA approval for a contingency reserve release of approximately $540 million.

Summarized Financial Information of MAC Holdings

The following table presents summarized financial information for MAC Holdings as of December 31, 2014:

Summarized Financial Information of MAC Holdings

	As of and for the Year Ended December 31, 2014
	(in millions)
Total assets	$1,583	$1,509
Total liabilities	721	774
Net income	81	49

13.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and the Maryland Insurance Administration. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, but no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs are not consolidated;

•	surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than liabilities with periodic accrual of interest;

•
expected losses are discounted at a rate of 4.5% in 2014 and 5.0% in 2013, recorded when the loss is deemed probable and without consideration of the unearned premium reserve rather than discounted at the risk free rate at the end of each reporting period and only to the extent they exceed unearned premium reserve;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2014	2013	2014	2013	2012
	(in millions)
AGC	$1,086	$693	$116	$211	$31

From time to time, AGC has obtained approval from its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2014, on the latter basis, AGC obtained MIA approval for a contingency reserve release of approximately $540 million.

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2015 for AGC to distribute as ordinary dividends will be approximately $90 million, of which approximately $21 million is available for distribution in the first quarter of 2015, after giving effect to dividends paid in the prior 12 months.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGUK to distribute any dividends at this time.

Dividends Paid

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Dividends paid by AGC to AGUS	$69	$67	$55

14.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail. AGC files as part of a consolidated federal income tax return with its shareholder, AGUS and its U.S. taxpaying subsidiaries. Each company, as a member of the consolidated tax return group, pays its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses.

Provision for Income Taxes

In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS, an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009, subsequently amended to include MAC, whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. Beginning on May 31, 2012, MAC also joined the AGUS consolidated tax group. Please refer to Note 12, Investment in MAC Holdings, for series of transactions impacting MAC and MAC Holdings in July 2013.

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 21.5%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2014, the U.K. corporation tax rate has been reduced to 21%, for the period April 1, 2013 to April 1, 2014 the U.K. corporation tax rate was 23% resulting in a blended tax rate of 21.5% in 2014, and prior to April 1, 2013, the U.K. corporation tax rate was 24% resulting in a blended tax rate of 23.25% in 2013.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$246	$61	$(125)
Tax-exempt interest	(14)	(16)	(19)
Equity earnings in investee	—	(6)	—
Provision to file adjustments	—	(3)	—
Change in liability for uncertain tax positions	3	(2)	2
Deferred inventory adjustment	—	15	—
Other	—	(2)	1
Total provision (benefit) for income taxes	$235	$47	$(141)
Effective tax rate	33.4%	30.4%	39.7%

The deferred inventory adjustment in the table above represents adjustments recorded in 2013 related to prior years, as a result of enhancements to the Company's analysis of the deferred tax inventory. The amount relates to the periods 2009 and prior.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. or U.K. domiciled but are subject to U.S. or U.K. tax by election, establishment of tax residency or as controlled foreign corporations are included at the U.S. or U.K. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2014	2013
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$144	$327
Loss and LAE reserve	20	25
Deferred compensation	18	20
Investment basis difference	11	10
Partnership basis difference	18	20
Other	23	40
Total deferred income tax assets	234	442
Deferred tax liabilities:
Unearned premium reserves, net	36	33
Contingency reserves	—	22
Unrealized appreciation on investments	38	9
Unrealized gains on CCS	6	9
Market discount	15	11
Other	6	17
Total deferred income tax liabilities	101	101
Net deferred income tax asset	$133	$341

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income of Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years. The IRS concluded its field work with respect to tax years 2006 through 2008 without adjustment.  On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception. The Company's U.K. subsidiary is not currently under examination and has open tax years of 2012 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2014	2013	2012
	(in millions)
Balance as of January 1,	$15	$17	$15
True-up from tax return filings	—	4	—
Increase in unrecognized tax benefits as a result of position taken during the current period	2	3	2
Decrease due to closing of IRS audit	—	(9)	—
Balance as of December 31,	$17	$15	$17

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued approximately $1 million per year from 2012 to 2014. As of December 31, 2014 and December 31, 2013, the Company has accrued $2 million and $1 million of interest, respectively.

The total amount of unrecognized tax benefits as of December 31, 2014, that would affect the effective tax rate, if recognized, was $17 million.

Liability For Tax Basis Step-Up Adjustment

In connection with the Company's initial public offering, the Company and ACE Financial Services Inc. (“AFS”), a subsidiary of ACE Limited, entered into a tax allocation agreement, whereby the Company and AFS made a “Section 338 (h)(10)” election that has the effect of increasing the tax basis of certain affected subsidiaries' tangible and intangible assets to fair value. Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company.

As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company's affected assets. The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Any tax benefit realized by the Company will be paid to AFS. Such tax benefits will generally be calculated by comparing the Company's affected subsidiaries' actual taxes to the taxes that would have been owed by those subsidiaries had the increase in basis not occurred. After a 15 year period which ends in 2019, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

As of December 31, 2014 and December 31, 2013, the liability for tax basis step-up adjustment, which is included in the Company's balance sheets in “Other liabilities,” was $4 million and $5 million, respectively. The Company has paid ACE Limited and correspondingly reduced its liability by $1 million in 2014.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

15.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 9 is followed.

Assumed and Ceded Business

The Company assumes business from other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain reinsurance counterparties the right to recapture ceded business, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture assumed business ceded to AGC, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2014, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $45 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

In 2014, the Company entered into a commutation in order to reassume a previously ceded transaction from a reinsurer for $76 million in par.

On January 24, 2012, AGC reinsured approximately $1.8 billion of U.S. public finance par from Radian Asset. In connection with the reinsurance assumption, the Company received a payment of $22 million.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Premiums Written:
Direct (1)	$30	$(16)	$46
Assumed	0	10	25
Ceded (2)	(22)	(248)	(41)
Net	$8	$(254)	$30
Premiums Earned:
Direct	$100	$121	$119
Assumed	17	19	24
Ceded	(65)	(67)	(45)
Net	$52	$73	$98
Loss and LAE:
Direct	$84	$(53)	$72
Assumed	(5)	(34)	13
Ceded	(101)	31	(39)
Net	$(22)	$(56)	$46
____________________

(1)	Negative direct premiums written were due to changes in expected Debt Service schedules.

(2)	The 2013 amounts relate to cessions to MAC.

On January 24, 2012, AGC reinsured approximately $1.8 billion of U.S. public finance par from Radian Asset. In connection with the reinsurance assumption, the Company received a payment of $22 million.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. As of December 31, 2014, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $42 million insured by Ambac Assurance Corporation (“Ambac”), $29 million insured by National Public Finance Guarantee Corporation ("NPFGC"), and $44 million insured by AGM.

Exposure by Reinsurer

	Ratings at March 19, 2015		Par Outstanding (1) As of December 31, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies:
AG Re	Baa1	AA	$27,745	$—	$—
AGM (2)	A2	AA	27	303	—
MAC (2)	NR(3)	AA	21,983	—	—
Affiliated Companies			49,755	303	—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(4)	WR	1,196	—	—
Radian Asset	Ba1	B+	99	—	671
Ambac (4)	WR	WR	82	923	698
NPFGC (5)	A3	AA-	—	756	2,173
Financial Guaranty Insurance Co.	WR	WR	—	475	13
Syncora Guarantee Inc.	WR	WR	—	460	15
MBIA	(6)	(6)	—	311	497
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	44	4,300
Ambac Assurance Corp. Segregated Account	NR	NR	—	—	88
Other	Various	Various	62	415	—
Non-Affiliated Companies			1,439	3,384	8,455
Total			$51,194	$3,687	$8,455
 ____________________

(1)	Includes par related to insured credit derivatives.

(2)	AGM and MAC are rated AA+ (stable outlook) by KBRA.

(3)	Represents “Not Rated.”

(4)	Represents “Withdrawn Rating.”

(5)	NPFGC is rated AA+ by KBRA.

(6)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated B by S&P and Ba2 by Moody’s.

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2014

	Internal Credit Rating
Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
AG Re	$1,741	$6,495	$12,673	$4,433	$2,403	$27,745
AGM	—	1	26	—	—	27
MAC	35	3,688	15,297	2,953	10	21,983
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	351	295	295	168	87	1,196
Radian Asset	—	—	53	46	—	99
Ambac	—	—	82	—	—	82
Other	61	0	1	—	—	62
Total	$2,188	$10,479	$28,427	$7,600	$2,500	$51,194

In accordance with U.S statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves, all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the table above post collateral on terms negotiated with the Company. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all affiliated and non-affiliated reinsurers as of December 31, 2014 is approximately $458 million.

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2014(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
AGM	$—	$303	$—	$—	$—	$—	$—	$—	$—	$—	$303
Ambac	—	61	406	209	35	—	1	48	163	—	923
NPFGC	26	167	563	—	—	—	—	—	—	—	756
Financial Guaranty Insurance Co.	—	—	86	151	59	158	—	21	—	—	475
Syncora Guarantee Inc.	—	14	146	142	49	72	—	—	—	37	460
MBIA	—	—	—	—	—	—	172	—	127	12	311
CIFG	—	—	28	16	—	—	—	—	—	—	44
Other	—	415	—	0	—	—	—	—	—	—	415
Total	$26	$960	$1,229	$518	$143	$230	$173	$69	$290	$49	$3,687
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2014

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
AG Re	$—	$(79)	$—	$226
MAC	—	(2)	—	0
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(1)	—	1
Ambac	3	—	1	—
NPFGC	1	—	2	—
MBIA	5	—	(8)	—
CIFG Assurance North America Inc.	—	—	(3)	—
Ambac Assurance Corp. Segregated Account	0	—	(5)	—
Other	0	(3)	—	—
Total	$9	$(85)	$(13)	$227

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. The facility covers losses occurring either from January 1, 2014 through December 31, 2021, or January 1, 2015 through December 31, 2022, at the option of AGC, AGM and MAC. It terminates on January 1, 2016, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC have paid approximately $19 million of premiums during 2014 for the term January 1, 2014 through December 31, 2014 and deposited approximately $19 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2015 through December 31, 2015.

16.	Related Party Transactions

Guarantees or Contingencies for Related Parties

AGC issues financial guaranty policies guaranteeing the obligations of its affiliate, AGFP, to various third‑party beneficiaries under credit default swap agreements. Please see Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives, for additional information on AGC's exposure to AGFP's CDS. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

The Company currently provides support to its subsidiary, AGUK, through an amended and restated quota share reinsurance agreement (the “Quota Share Agreement”), an amended and restated excess of loss reinsurance agreement (the “XOL Agreement”), and an amended and restated net worth maintenance agreement (the "AGUK Net Worth Agreement"). Pursuant to the Quota Share Agreement, AGUK cedes 90% of its financial guaranty insurance and reinsurance exposure to AGC. Pursuant to the XOL Agreement, the Company indemnifies AGUK for 100% of losses (net of the quota share reinsurance agreement discussed above) incurred by AGUK in excess of an amount equal to (a) AG UK’s capital resources less (b) 110% of the greatest of the amounts as may be required by the Prudential Regulation Authority as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K.

AGC and AGUK entered into the AGUK Net Worth Agreement effective May 31, 2013 pursuant to which AGC is obligated to cause AGUK to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the Prudential Regulation Authority as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K. AGC made a capital contribution of $30 million to AGUK during 2013 pursuant to this agreement. In consideration for the guarantee provided by AGC, AGUK agrees to pay a fee each calendar quarter equal to £14 thousand. AGC also guarantees the lease obligations of AGUK for its lease of office space at 1 Finsbury Square, London.

Management, Service Contracts or Cost Sharing Arrangements

On January 1, 2010, the Company entered into a service agreement with various of its affiliates pursuant to which the Company makes available to its Bermuda, US and UK affiliates, as applicable, equipment, insurance and/or services, including underwriting, actuarial, surveillance, marketing, claims handling, legal, information technologies, corporate secretarial, human resources, accounting, tax, financial reporting and investment planning services. In addition, under the agreement the Company enjoys the use of certain equipment and office space owned by its New York affiliate, AGM. Expenses are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under this Agreement and other agreements between such parties.

See Note 19, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

For the years ended December 31, 2014, 2013 and 2012, the Company allocated expenses of $106 million, $96 million and $85 million, respectively, under these affiliate expense sharing agreements. The primary driver was an increase in expenses allocated to MAC which was established in July 2013 and AGM which guaranteed the majority of new business in 2014, 2013 and 2012.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2014	2013
	(in millions)
Affiliated companies
AGM	$37	$43
MAC	10	7
AG Re	5	5
AGL	(20)	(18)
Other	8	6
Total	$40	$43

Note Payable to Affiliate

See Note 18, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2014	2013
	(in millions)
Assets:
Ceded unearned premium reserve
AG Re	$287	$300
MAC	209	236
Reinsurance recoverable on unpaid losses
AG Re	204	104
Reinsurance recoverable on paid losses(1)
AG Re	2	6
Net credit derivative asset (liability)
AG Re	177	344
AGFP	(2)	(1)
Liabilities:
Ceded funds held(2)
AG Re	6	7
Reinsurance balances payable, net
AG Re	81	79
MAC	2	3
Other liabilities(3)
AG Re	81	84
Other information:
Ceded par outstanding
AG Re	27,745	31,595
AGM	27	31
MAC	21,983	23,611
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

(3)	Represents deferred ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Revenues:
Net earned premiums
AG Re	$(35)	$(44)	$(40)
MAC	(26)	(13)	—
Realized gains and other settlements
AG Re	(5)	15	23
AGFP	22	(96)	(68)
Net unrealized gains (losses) on credit derivatives
AG Re	(166)	15	115
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(101)	29	(39)
Commissions expense (income)
AG Re	(10)	(12)	(11)

17.	Commitments and Contingencies

Leases

The Company occupies office space that is leased by AGM and is allocated a portion of such rent expense. The Company is also party to various lease agreements accounted for as operating leases. Rent expense was $2.8 million in 2014, $3.1 million in 2013 and $3.4 million in 2012. The table below represents the future minimum rent payments for leases entered into by the Company.

Future Minimum Rental Payments

Year	(in millions)
2015	$0.6
2016	0.4
2017	—
2018	—
2019	—
Thereafter	—
Total	$1.0

Legal Proceedings

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation," section of Note 6, Expected Loss to be Paid, in December 2008, AGUK filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract; discovery on the matter is ongoing. In the past, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging that such persons had breached representations and warranties in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. AGFP calculated that LBIE owes AGFP approximately $30 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. Discovery has been ongoing and motions for summary judgment are due in September 2015. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

Proceedings Resolved Since September 30, 2014
Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. On October 29, 2014, AGC and AGM filed a good faith settlement notice with the Superior Court for the State of California, City and County of San Francisco, informing the court and co-defendants that AGC, AGM and the plaintiffs had reached an agreement to settle and resolve the cases as between them. The plaintiffs agreed to dismiss the litigation in exchange for AGC and AGM waiving legal fees that had been awarded to them and making a payment to such plaintiffs. On December 12, 2014, the court entered an order determining that the parties had settled in good faith. Plaintiffs have submitted all appropriate dismissals to all courts, and AGC and AGM have submitted a dismissal for their cross-appeal.

18.	Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGC incurred $15 million of interest expense during the years ended December 31, 2014, 2013 and 2012. AGC paid $15 million, $15 million and $15 million of interest to AGM during 2014, 2013 and 2012, respectively.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

19.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2014, 10,712,661 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $2 million, $2 million and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively, under the Incentive Plan.
Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million, $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2014, 2013 and 2012, respectively.

Defined Contribution Plan

The Company maintains a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $17,500 for 2014. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $3 million and $3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of adjusted book value per share during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expenses of $4 million, $4 million, and $4 million for the years ended December 31, 2014, 2013 and 2012, respectively, representing its proportionate share of the Assured Guaranty expense.

Deferred Compensation

Certain executives of the Company elected to invest a portion of their Assured Guaranty Corp. Supplemental Executive Retirement Plan (“AGC SERP”) accounts in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. Each unit equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election. As of December 31, 2014 and 2013, there were 74,309 and 74,309 units, respectively, in the AGC SERP.

20.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$21	$(5)	$(3)	$13
Other comprehensive income (loss) before reclassifications	60	9	(6)	63
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	3	—	1
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(1)	2	—	1
Net current period other comprehensive income (loss)	59	11	(6)	64
Balance, December 31, 2014	$80	$6	$(9)	$77

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$128	$(12)	$(5)	$111
Other comprehensive income (loss) before reclassifications	(75)	(5)	2	(78)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(48)	18	—	(30)
Tax (provision) benefit	16	(6)	—	10
Total amount reclassified from AOCI, net of tax	(32)	12	—	(20)
Net current period other comprehensive income (loss)	(107)	7	2	(98)
Balance, December 31, 2013	$21	$(5)	$(3)	$13

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2012

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$80	$2	$(8)	$74
Other comprehensive income (loss)	48	(14)	3	37
Balance, December 31, 2012	$128	$(12)	$(5)	$111

21.	Subsequent Events

Subsequent events have been considered through April 1 2015, the date on which these financial statements were issued.